EXHIBIT 99.1

Baker Hughes, a GE company Announces $3 Billion Share Repurchase Authorization

HOUSTON & LONDON--(November 6 , 2017)-- Baker Hughes, a GE company (NYSE: BHGE) ("BHGE" or the "Company") today announced that its Board of Directors has authorized Baker Hughes, a GE company, LLC (“BHGE LLC”) to repurchase up to $3 billion of its common units from BHGE and GE. The Company will use the proceeds from the sale of its BHGE LLC common units to repurchase its Class A shares. In addition, the Company also announced its intention for BHGE LLC to issue new debt.

“Today’s announcement represents an important step in our plan to optimize BHGE’s capital structure. We believe the buyback is an attractive use of cash given the value of our franchise and the highly accretive nature of this program,” said Lorenzo Simonelli, BHGE Chairman and Chief Executive Officer.

“At the current share price, this repurchase represents approximately eight percent of the Company's outstanding shares. We are pleased that BHGE’s strong balance sheet enables us to not only return value to shareholders through our regular quarterly dividend and share repurchases, but also invest in opportunities that will strengthen our fullstream portfolio and drive long-term growth."

BHGE and BHGE LLC have also entered into an agreement with GE whereby BHGE LLC will repurchase its common units from GE on a pro rata basis and on the same terms as it repurchases common units from BHGE. The proceeds distributed to BHGE will be used to repurchase Class A shares on the open market or in privately negotiated transactions. The repurchases will not materially change BHGE and GE’s relative economic interests in BHGE LLC or BHGE’s Class A and Class B stockholders’ relative voting interest.

BHGE may from time to time enter into one or more 10b5-1 plans to effect the repurchase of its Class A shares. The repurchase program may be suspended or discontinued at any time and does not have a specified expiration date.

Forward-Looking Statements

This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s Registration Statement on Form S-4 (File No. 333-216991), filed by the Company with the SEC and declared effective on May 30, 2017; the Company’s subsequent quarterly reports on Form 10-Q for the quarterly periods ended June 30, 2017 and September 30, 2017; and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bhge.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov.

Statements in this press release regarding share repurchases and debt issuances that are forward-looking are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond our control. Important risk factors could cause future events to differ materially from those currently estimated by management, including, but not limited to the following:

•	Significant disruptions in the equity or debt markets could negatively impact our ability to repurchase the Class A shares or BHGE LLC’s ability to repurchase the common units or issue long-term debt.

•	The Company and BHGE LLC have no commitments from any third party with respect to the issuance of any debt. BHGE LLC’s ability to issue debt will be dependent on numerous conditions such as debt issuance costs, interest rate fluctuations and changes in our future cash requirements, capital requirements, results of operations, financial condition and/or cash flows.

•	If BHGE LLC is not able to obtain debt on acceptable terms, it may not be able to carry out the buybacks under the stock buyback authorization.

•	Share repurchases may be suspended or discontinued by the Company at any time.

No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on our results of operations, financial condition or cash flows. We undertake no obligation to publicly update or revise any forward-looking statement.

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About Baker Hughes, a GE company

Baker Hughes, a GE company (NYSE: BHGE) is the world’s first and only fullstream provider of integrated oilfield products, services and digital solutions. We deploy minds and machines to enhance customer productivity, safety and environmental stewardship, while minimizing costs and risks at every step of the energy value chain. With operations in over 120 countries, we infuse over a century of experience with the spirit of a startup – inventing smarter ways to bring energy to the world.

Source: Baker Hughes, a GE company (BHGE)

Contacts:

Media Relations:

Stephanie Cathcart, +1 202-549-6462

stephanie.cathcart@bhge.com

Melanie Kania, +1 713-439-8303

melanie.kania@bhge.com